UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SmartRent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SMARTRENT, INC.

6811 E. Mayo Blvd., 4th Floor

Phoenix, Arizona 85054

AMENDMENT TO THE PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA WEBCAST ON MAY 13, 2025

This amendment, dated April 16, 2025 (this “Amendment”), amends and supplements the definitive proxy statement, dated April 1, 2025 (the “Proxy Statement”), filed by SmartRent, Inc. (the “Company”). The Proxy Statement relates to the solicitation of proxies by SmartRent’s Board of Directors (the “Board”) for use at the Company’s annual meeting of stockholders (together with any adjournment, postponement or other delay thereof, the “Annual Meeting”) to be held on May 13, 2025, at 8:00 a.m., Arizona time, via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/SMRT2025. Capitalized terms used in this amendment that are not defined have the meanings given to them in the Proxy Statement.

Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. If information in this Amendment differs from or updates information contained in the Proxy Statement, then the information in this Amendment is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Chief Executive Officer Transition

On April 10, 2025, the Company announced the departure of Michael Shane Paladin as the Company’s Chief Executive Officer (“CEO”) and member of the Board, effective April 9, 2025.

The Company has appointed John Dorman, the Company’s Chairperson of the Board, as the Company’s Interim Chief Executive Officer, effective as of April 9, 2025.

Withdrawal of Nominee for Election as Director

As a result of Mr. Paladin’s departure, his name has been withdrawn from nomination for election to the Board as a Class I director at the Annual Meeting.

Following Mr. Paladin’s departure, the Board reduced the number of members of the Board by one, to six directors, effective immediately. In addition, the Board has further reduced the number of members of the Board to five directors, effective immediately following the expiration of Frederick Tuomi’s previously announced term end following the Annual Meeting. At the Annual Meeting, the Board is nominating one Class I director (rather than two Class I directors) for election to the Board.

As a result of the departure of Mr. Paladin, only Ann Sperling is standing for election as a Class I director at the Annual Meeting. The Board recommends a vote “FOR” the election of Ms. Sperling.

Voting Matters

At the Annual Meeting, any votes for the election of Mr. Paladin to the Board will be disregarded. However, all proxy cards and voting instruction forms previously distributed by or on behalf of the Company remain valid for use at the Annual Meeting.

If you have already submitted a proxy to vote your shares, either by returning a completed proxy card or voting instruction form or by Internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote. Proxy votes already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked, except as described in this Amendment. If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Proxy Statement. If you wish to change your vote or revoke a proxy, please following the instructions in the Proxy Statement.

Committee Composition

Effective April 9, 2025, Mr. Dorman resigned from SmartRent’s Audit and Compensation Committees. He continues to serve as the Chairperson of the Board. The Board has determined that Mr. Dorman is not independent, as defined by applicable NYSE listing standards, during the time that he is Interim Chief Executive Officer.

Effective April 9, 2025, the Board appointed Alison Dean as Lead Independent Director. Effective April 9, 2025, the Board appointed Ms. Sperling to the Audit Committee. Effective April 9, 2025, Ana Pinczuk became the Chair of the Compensation Committee.

The table below reflects the updated Board committee membership as of April 9, 2025.

Director Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Chairperson of the Board
Alison Dean	Chair	X
John Dorman				X
Frank Martell	X		X
Ana Pinczuk		Chair	X
Ann Sperling	X	X	Chair
Fred Tuomi			X

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